Exhibit 99.1

Click Commerce Posts Strong Revenue Growth and Record First Quarter Profits

80% Year Over Year Revenue Growth Fuels 16% Profit Margin for First Quarter

CHICAGO, April, 22 /PRNewswire-FirstCall/ — Click Commerce, Inc. (Nasdaq: CKCM - News), a leading provider of software and services solutions for the Global 2000, today announced results for the first quarter ended March 31, 2004.

First quarter 2004 total revenues were $5.3 million and net income was $851,000, or $0.10 per share on a fully diluted basis. This compares with prior year first quarter revenues of $2.9 million and a net loss of $836,000, or $0.10 per share. This represents the company’s third consecutive profitable quarter, with a profit margin of 16%. Revenues grew nearly 80% compared to the same quarter last year.

“With these strong financial results we have demonstrated our ability to grow profitably.  In what is typically a slow quarter in the software business, we have generated sales momentum adding several new clients including Subway, the world’s largest submarine sandwich franchise with over 20,000 outlets in 73 countries, and a multi-billion dollar global telecom technology and infrastructure supplier to achieve quarter over quarter growth,” said Michael W. Ferro, Jr., Chairman and CEO of Click Commerce. “Not only are we executing on our operating strategy, but we continue to make strategic investments to deepen our product offering in the applications that drive the greatest return on investment for our customers, enable them to address compliance issues in their respective industries and create competitive advantage for their businesses.”

The company also reported that it completed its previously announced acquisition of substantially all the assets of Webridge, Inc. on April 21, 2004.  The Oregon Division of Finance and Corporate Securities granted final approval for the issuance of 615,303 shares of the company’s common stock as consideration for the acquisition, including certain shares used for working capital adjustments.

About Click Commerce, Inc.
Click Commerce (Nasdaq: CKCM) provides turnkey software and services solutions that enable global corporations to transform their business relationships to gain competitive advantage. Click Commerce solutions optimize processes, lower costs to serve partners and customers, increase brand loyalty, accelerate revenue, and improve customer service.  Leading corporations and research institutions such as Microsoft, Delphi, Black & Decker, Carrier, Samsung, BellSouth, Kawasaki, Logitech, Hitachi, Tellabs, Johns Hopkins University, the University of Washington, and the University of Pittsburgh have transformed their business relationships using the Click Commerce solutions.  The company’s software is used by enterprises in more than 70 countries and 15 languages. More information can be found at www.clickcommerce.com and www.webridge.com.

Click Commerce® and Webridge® are registered trademarks of Click Commerce, Inc. and its subsidiaries.  All other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Forward-Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended: Statements in this press release that are not historical facts and refer to the company’s future prospects are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by words such as “expect, anticipate, intend, believe, hope, assume, estimate” and other similar words and expressions. The statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward- looking statements as a result of various factors, including but not limited to, the ability of Click Commerce to consummate strategic acquisitions, the extent of customer acceptance and utilization of Click Commerce’s software and services solutions, the impact of competitive products and services, the ability to develop new and enhanced versions of its products and services, the effect of economic and business conditions, the volume and timing of customer contracts, capital and intellectual property spending of Click Commerce’s target customers, changes in technology, deployment delays or errors associated with the company’s products and the company’s ability to protect its intellectual property rights. For a discussion of these and other risk factors that could affect Click Commerce’s business, see “Risk Factors” in Click Commerce’s annual report on Form 10-K for the year ended December 31, 2003, which is on file with the Securities and Exchange Commission.

Click Commerce, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)

ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$11,557	$11,863
Trade accounts receivable, net	5,791	4,628
Prepaids and other current assets	538	820
Total current assets	17,886	17,311

Property and equipment, net	814	865
Restricted cash	170	170
Intangible assets	319	359
Other assets	546	489
Total assets	$19,735	$19,194

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$542	$400
Billings in excess of revenues earned on contracts in progress	28	33
Deferred revenue	4,308	4,785
Accrued compensation	971	1,016
Accrued expenses and other current liabilities	1,855	1,832
Total current liabilities	7,704	8,066

Other liabilities	61	79
Total liabilities	7,765	8,145

Shareholders’ equity:
Preferred stock	—	—
Common stock	8	8
Additional paid-in capital	62,555	62,498
Accumulated other comprehensive income	141	136
Deferred compensation	(13)	(21)
Treasury stock	(117)	(117)
Accumulated deficit	(50,604)	(51,455)
Total shareholders’ equity	11,970	11,049

Total liabilities and shareholders’ equity	$19,735	$19,194

Click Commerce, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2004	2003
	(unaudited)	(unaudited)

Revenues
Product
Product license	$644	$179
Subscription	568	—
Total product	1,212	179
Service
Maintenance and hosting	1,728	1,470
Consulting and implementation service	2,332	1,275
Total service	4,060	2,745
Total revenues	5,272	2,924

Cost of revenues
Product license	43	77
Service	2,424	1,590
Total cost of revenues	2,467	1,667

Gross profit	2,805	1,257

Operating expenses
Sales and marketing	598	607
Research and development	411	454
General and administrative	915	1,132
Amortization of stock-based compensation	8	35
Amortization of intangible assets	40	—

Total operating expenses	1,972	2,228

Operating income (loss)	833	(971)

Other income	18	135

Income (loss) before income taxes	851	(836)
Income tax benefit	—	—

Net income (loss)	$851	$(836)

Net income (loss) per weighted average common share outstanding:
• Basic	$0.10	$(0.10)
• Diluted	$0.10	$(0.10)

Weighted average common shares outstanding:
• Basic	8,391,143	8,092,786
• Diluted	8,863,265	8,092,786